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                          FIRST SUPPLEMENTAL INDENTURE

                              TRUMP HOTELS & CASINO
                              RESORTS HOLDING, L.P.

                              TRUMP HOTELS & CASINO
                              RESORTS FUNDING, INC.

                                     Issuers

                                       and

                         FIRST BANK NATIONAL ASSOCIATION

                                     Trustee

                              --------------------

                            Dated as of April 2, 1996

                              --------------------

$155,000,000 aggregate principal amount of 15 1/2% Senior Secured Notes due 2005



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

     FIRST SUPPLEMENTAL INDENTURE, dated as of April 2, 1996, between Trump Hotels & Casino Resorts Holdings, L.P., a Delaware limited partnership (the "Company") and Trump Hotels & Casino Resorts Funding, Inc., a Delaware corporation and a wholly owned subsidiary of the Company ("Funding" and together with the Company, the "Issuers"), and First Bank National Association, a national banking association, as Trustee, under the Indenture, dated as of June 12, 1995 (the "Indenture"), between the Issuers and the Trustee relating to the Issuers' $155 million aggregate principal amount of 15 1/2% Senior Secured Notes due 2005 (the "Securities"). Capitalized terms not defined herein shall have the respective meanings assigned to them in the Indenture.

                             RECITALS OF THE ISSUERS

     The Company has proposed a comprehensive plan relating to its acquisition of all of the direct and indirect interests in Trump Taj Mahal Associates, a New Jersey general partnership ("Taj Mahal Associates"), and the refinancing of the debt of certain of the Company's existing Subsidiaries and Taj Mahal Associates and its subsidiary. Such plan, as described in the Preliminary Prospectus dated March 8, 1996 of Trump Hotels & Casino Resorts, Inc., relating to an offering of its common stock, par value $.01 per share ("THCR Common Stock"), is referred to herein as the "Merger Transaction." As part of the Merger Transaction, the Issuers have completed a consent solicitation (the "Consent Solicitation") with the holders of the Securities to waive compliance with certain provisions of the Indenture (the "Waiver") and to amend certain provisions of the Indenture (the "Amendments"), both as described in the Consent Solicitation, dated March 15, 1996, as supplemented and amended through the date hereof.

     In accordance with Section 10.2 of the Indenture the Holders of not less than a majority in aggregate principal amount of the Securities Outstanding have consented to such Waiver and Amendments.

     The general partner of the Company and the Board of Directors of Funding each have duly authorized the execution and delivery of this Supplemental Indenture. The Issuers have delivered to the Trustee an Officers' Certificate pursuant to Section 10.4 of the Indenture and an Opinion of Counsel pursuant to
Section 10.6 of the Indenture.

     WHEREFORE, each party agrees as follows for the benefit of the other parties and for the equal or ratable benefit of the Holders of the Securities:


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                                    ARTICLE I

                        DEFINITIONS AND OTHER PROVISIONS
                             OF GENERAL APPLICATION

     SECTION 1.1 Definitions.

     For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, the words "herein," "hereof" and "hereunder" and other words of similar import refer to the Indenture and this Supplemental Indenture as a whole and not to any particular Article, Section or subdivision. In addition, the words "this Indenture," as used in the Indenture, shall refer to the Indenture as supplemented by this Supplemental Indenture.

     SECTION 1.2 Effect of Headings.

     The Article and Section headings are for convenience only and shall not affect the construction hereof. Except as expressly provided herein, all references to Sections in the Indenture shall remain unchanged.

     SECTION 1.3 Successors and Assigns.

     All covenants and agreements in this Supplemental Indenture by the Issuers shall bind their successors and assigns, or any other obligor on the Securities, whether expressed or not.

     SECTION 1.4 Separability Clause.

     In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     SECTION 1.5 Benefits of Supplemental Indenture.

     Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

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     SECTION 1.6 Governing Law.

     THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

     SECTION 1.7 Effectiveness.

     This Supplemental Indenture shall take effect on the date hereof; provided, however, that the Waiver set forth in Article II and the Amendments set forth in
Article III hereof shall become operative only upon and simultaneously with, and shall have no force and effect prior to, the date of delivery by the Issuers of an Officers' Certificate to the effect that the Merger Transaction has been consummated.

                                   ARTICLE II

                                     WAIVER

     SECTION 2.1 Waiver.

     The Holders of a Majority in aggregate principal amount of Securities Outstanding on the Record Date (as defined in the Consent Solicitation) (disregarding the Securities, if any, owned by the Issuers, any other obligor on the Securities and Affiliates of such Persons) waive compliance by the Issuers with any provisions of the Indenture which would prohibit or, with the passage time or otherwise, be violated by, any component of the Merger Transaction as of the date of consummation thereof, including, without limiting the generality of the foregoing, any application of proceeds of the offering of the First Mortgage Notes or THCR Common Stock as part of with the Merger Transaction. To the extent that any such components constitute Restricted Payments, such Holders waive inclusion from and after the date hereof of such Restricted Payments in the calculation of the aggregate amount permitted to be expended for all Restricted Payments under Section 5.3(a)(3) of the Indenture.

                                   ARTICLE III

                                   AMENDMENTS

     SECTION 3.1 Clause (g) of the definition of "Adjusted Consolidated Net Income (Loss)" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

     (g) net gains and losses in respect of the redemption, defeasance or repurchase of the PIK Notes, the Mortgage Notes and the 11.35% Mortgage Bonds, Series A, due 1999 of Trump Taj Mahal Funding, Inc., a New Jersey corporation.

     SECTION 3.2 Clause (a) of the definition of "Affiliate" in section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

     (a) any other Person (including, without limitation, in the case of the Company or any Subsidiary, the Other Trump Casino) directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

     SECTION 3.3 Clause (ii) of the definition of "Change of Control" in Section
1.1 of the Indenture is hereby amended to read in its entirety as follows:

     (ii) any "person" or "group" (as such terms are used for the purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Permitted Holder, is or becomes the "beneficial owner" (as defined in Rules 13d- 3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of Trump Hotels & Casinos, or any successor thereto by merger, consolidation or otherwise, unless the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of Trump Hotels & Casinos than such other person or group and has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Trump Hotels & Casinos (for purposes of this definition, such other person shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation, if such other person "beneficially owns" (as so defined), directly or indirectly, more than 35% of the voting power of the Voting Stock of a such parent corporation and the Permitted Holder "beneficially owns" (as so defined), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent corporation and does not have the right or ability by voting power, contract or

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     otherwise  to elect or  designate  for  election a majority of the Board of
     Directors of such parent corporation);

     SECTION 3.4 The definition of "F,F&E Financing Agreement" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

               "F, F&E Financing Agreement" means an agreement which creates a Lien upon any after-acquired tangible personal property and/or other items constituting operating assets, which are financed, purchased or leased by (w) Plaza Associates, (x) Trump Indiana, Inc. (y) Taj Mahal Associates or (z) any New Venture Subsidiary for the purpose of engaging in or developing gaming activities other than those contemplated in the Prospectus to be operated by Plaza Associates and Trump Indiana, Inc.

     SECTION 3.5 Section 1.1 of the Indenture is hereby amended to add the definition of "First Mortgage Notes" to read in its entirety as follows:

          "First Mortgage Notes" means the $1,100,000,000 aggregate principal amount of Mortgage Notes due 2006 to be issued by Trump Atlantic City Associates and Trump Atlantic City Funding, Inc. pursuant to the First Mortgage Note Indenture.

           SECTION 3.6 Section 1.1 of the Indenture is hereby amended to add the definition of "First Mortgage Note Documents" to read in its entirety as follows:

               "First Mortgage Note Documents" means the Mortgage Documents as defined in the First Mortgage Note Indenture.

           SECTION 3.7 Section 1.1 of the Indenture is hereby amended to add the definition of "First Mortgage Note Indenture" to read in its entirety as follows:

               "First Mortgage Note Indenture" means the Indenture, to be dated on or about April 17, 1996, among Trump Atlantic City Associates and Trump Atlantic City Funding, Inc., as issuers, First Bank National Association, as Trustee, and Trump Plaza Associates, The Trump Taj Mahal Corporation and Taj Mahal Associates, as guarantors, as the same may be amended from time to time in accordance with the terms thereof.

           SECTION 3.8 Section 1.1 of the Indenture is hereby amended to add the definition of "First Mortgage Note Trustee" to read in its entirety as follows:

           "First Mortgage Note Trustee" means First Bank National Association, as trustee under the First Mortgage Note Indenture, until a successor replaces it as trustee pursuant


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

     to the provisions of the First Mortgage Note Indenture, and thereafter means such successor.

     SECTION 3.9 The definition of "Other Trump Casinos" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

          "Other Trump Casino" shall mean Trump's Castle Casino Resort located in Atlantic City, New Jersey.

     SECTION 3.10 The definition of "Related Business" in Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

          "Related Business" means any gaming business (whether land based, dockside, aboard a vessel or otherwise) as generally conducted by companies engaged in the gaming business and any and all related businesses in support of and ancillary to any such business.

     SECTION 3.11 Section 1.1 of the Indenture is hereby amended by adding the definition of "Taj Mahal Casino Resort" to read in its entirety as follows:

          "Taj Mahal Casino Resort" means the casino and hotel complex currently known as the "Trump Taj Mahal Casino Resort" in Atlantic City, New Jersey and ancillary structures and facilities and all furniture, fixtures and equipment at any time contained therein, in each case owned by or leased to Trump Atlantic City Associates or a Subsidiary thereof.

     SECTION 3.12 Section 1.1 of the Indenture is hereby amended to add the definition of "Taj Mahal Associates" to read in its entirety as follows:

          "Taj Mahal Associates" means Trump Taj Mahal Associates, a New Jersey general partnership and any successor entity thereto.

     SECTION 3.13 Section 1.1 of the Indenture is hereby amended to add the definition of "Taj Mahal Holding Corp." to read in its entirety as follows:

          "Taj Mahal Holding Corp." means Taj Mahal Holding Corp., a Delaware corporation and any successor entity thereto.

     SECTION 3.14 Section 1.1 of the Indenture is hereby amended to add the definition of "Trump Atlantic City Associates" to read in its entirety as follows:

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

          "Trump Atlantic City Associates" means Trump Atlantic City Associates, a New Jersey general partnership (formerly known as Trump Plaza Holding Associates) and any successor entity thereto.

     SECTION 3.15 The definition of "Permitted Indebtedness" in Section 1.1 of the Indenture is hereby amended by replacing clause (e) in its entirety with the following:

          (e) Indebtedness of Trump Atlantic City Associates and its Subsidiaries represented by F, F&E Financing Agreements and/or Capital Lease Obligations relating to after-acquired gaming or related equipment of (or, in the case of Capital Lease Obligations, leased by) Trump Atlantic City Associates and/or its Subsidiaries not to exceed $50.0 million in aggregate principal amount outstanding at any time pursuant to this clause (e);

     SECTION 3.16 The definition of "Permitted Indebtedness" in Section 1.1 of the Indenture is hereby amended by replacing clause (g) in its entirety with the following:

          (g) Indebtedness of Trump Atlantic City Associates and its Subsidiaries in an amount not to exceed $75.0 million in aggregate principal amount outstanding at any one time, the proceeds of which are used for further acquisitions, demolitions or constructions of Improvements with respect to, or related to, the Casino Hotel or the Taj Mahal Casino Resort or the financing of equipment to be used therein, provided, that no Indebtedness shall be incurred pursuant to this clause (g) unless such indebtedness is permitted to be incurred under Section 5.11(c) of the First Mortgage Note Indenture;

     SECTION 3.17 The definition of "Permitted Indebtedness" in Section 1.1 of the Indenture is hereby amended by replacing clause (n) in its entirety with the following:

          (n) Indebtedness of the Company and/or of Trump Atlantic City Associates and its Subsidiaries in an aggregate principal amount outstanding at any time (including any Indebtedness issued to refinance, replace or refund such Indebtedness) of up to $30.0 million;

     SECTION 3.18 The definition of "Permitted Indebtedness" in Section 1.1 of the Indenture is hereby amended by (i) replacing the period after clause (o) with a semicolon, and (ii) inserting the following:

          (p)   Indebtedness   of  Trump   Atlantic  City   Associates  and  its
          Subsidiaries pursuant to the First Mortgage Notes, the guarantees thereof, the First Mortgage

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           Note Indenture and the First  Mortgage Note Documents  (collectively, the "First Mortgage Indebtedness"), and any renewals, extensions, substitutions, refundings, refinancings or replacements of the First Mortgage Indebtedness, including any successive renewals, extensions, substitutions, refundings, refinancings or replacements so long as
           (x) the aggregate principal amount of Indebtedness represented thereby does not exceed the principal amount of the First Mortgage Indebtedness (or, if the First Mortgage Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) plus accrued interest thereon, plus, in the case of refinancings, the amount of any premium or other payment required to be paid under the terms of the instruments governing the First Mortgage Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase and, in each case, actually paid, plus the amount of expenses incurred in connection with such refinancing, (y) such renewal, extension, substitution, refinancing or replacement does not reduce the Average Life to Stated Maturity or the final Stated Maturity of the First Mortgage Indebtedness and (z) in connection with any renewal,
           extension,   substitution,   refunding,  refinancing  or  replacement
           permitted pursuant to this clause (p), the obligor (or obligors, and any guarantors) shall be the same (or no more extensive than) the obligors and/or guarantors with respect to the First Mortgage Indebtedness;

           (q) Indebtedness of Trump Atlantic City Associates and its Subsidiaries under one or more working capital facilities (including letter of credit) or similar obligations in a combined amount for all such facilities and obligations not to exceed $25.0 million in aggregate principal amount outstanding at any time (including any renewals, extensions, substitutions, refundings, refinancings or replacements thereof); and

          (r) Indebtedness of Taj Mahal Holding Corp. and its Subsidiaries existing immediately prior to the issuance of the First Mortgage Note Indenture which is not repaid or otherwise satisfied in the Merger Transaction.

     SECTION 3.19 The definition of "Permitted Leases" in Section 1.1 of the Indenture is hereby amended by replacing clause (v) in its entirety with the following:

          (v) any operating leases of the Company or any Subsidiary of the Company, other than the leases set forth in clauses (ii), (iii) and

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          (iv)  above  and  clauses  (vi) and  (vii)  below,  provided  that the aggregate average annual rent and other payments required thereunder over the terms of such leases shall not exceed $10,000,000;

     SECTION 3.20 The definition of "Permitted Leases" in Section 1.1 of the Indenture is hereby amended by (a) replacing the period after clause (vi) with a semicolon followed by the word "and", and (b) inserting the following:

          (vii) any lease of Taj Mahal Associates, as tenant or subtenant, existing on the date of the First Mortgage Note Indenture after giving effect to the Merger Transaction, including any modifications, amendments, renewals or supplements thereof, provided that the aggregate annual rent and other costs thereunder are not increased thereby, except as such rent or costs may be increased during any renewed lease term pursuant to the terms of such leases as they exist on the date of the First Mortgage Note Indenture.

     SECTION 3.21 The definition of "Permitted Liens" in Section 1.1 of the Indenture is hereby amended by replacing clause (b) in its entirety with the following:

          (b) the Lien of the First Mortgage Note Trustee as provided for in the First Mortgage Note Indenture and exhibits thereto;

     SECTION 3.22 The definition of "Permitted Liens" in Section 1.1 of the Indenture is hereby amended by replacing clause (c) in its entirety with the following:

          (c) Permitted Indebtedness incurred in accordance with clause (e), (h) or (o) of the definition thereof may be secured by the assets acquired pursuant to the respective capital lease (in the case of Capital Lease Obligations) or with the proceeds of the respective F,F&E Financing Agreements, so long as such Liens do not extend to any other assets and Permitted Indebtedness incurred pursuant to clauses (g), (p) and
          (q) of the definition of Permitted Indebtedness (and refinancings pursuant to clause (k) of Indebtedness incurred pursuant to clause (g) of the definition of Permitted Indebtedness) may be secured by the assets of Trump Atlantic City Associates and its Subsidiaries, other than the Equity Interests in Trump Atlantic City Associates and such Subsidiaries which are required to be pledged for the benefit of Holders under this Indenture.

     SECTION 3.23 The definition of "Permitted Liens" in Section 1.1 of the Indenture is hereby amended by (i) deleting the "and" at the end of clause (o) and (ii) by replacing the period at the end of clause (p) with a semicolon followed by the word "and" and (iii) inserting the following:

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          (q) Liens securing Indebtedness of Taj Mahal Associates outstanding on the date of the First Mortgage Note Indenture after giving effect to the Merger Transaction (and any renewals, extensions, substitutions, refundings, refinancings or replacements of such Indebtedness), other than Equity Interests required to be pledged for the benefit of Holders under this Indenture.

     SECTION 3.24 Clause (x) of the  definition  of  Unrestricted  Subsidiary in
Section 1.1 of the Indenture is hereby amended to read in its entirety as follows:

          (x) net assets of such Subsidiary at the time of the designation, unless in the case of this clause (x) the designation is made pursuant to clause (b)(y) of the first sentence of this definition, in which case the amount of consideration paid by the Company and its Subsidiaries to effect such Acquisition (excluding Qualified Equity Interests of the Company issued in connection therewith, although such Qualified Equity Interests shall not be included for purposes of clause 3(B) under paragraph (a) under Section 5.3) shall be included in lieu of the net assets of such Subsidiary at the time of the designation and

     SECTION 3.25 Section 5.11 of the Indenture is hereby amended to read in its entirety as follows:

     SECTION 5.11 Limitation on Incurrence of Additional Indebtedness

          Except as set forth below in this Section 5.11, the Company will not, nor will any of the Subsidiaries be permitted to, directly or indirectly, create, incur, assume, or guarantee or in any other manner become directly or indirectly liable for the payment of (each of the foregoing, an "incurrence"), any Indebtedness (including any Acquired Indebtedness). Notwithstanding the foregoing, the Company and the Subsidiaries may incur Permitted Indebtedness. In addition, the Company and/or Trump Atlantic City Associates and its Subsidiaries may incur Indebtedness (including Acquired Indebtedness) if, and the Subsidiaries may incur Acquired Indebtedness if,
     (a) no Default or Event of Default exists at the time of any such incurrence or would occur after giving effect thereto, (b) the Company's Pro Forma Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding such event, taken as one period, would have been at least equal to the applicable ratios set forth below for the applicable period during which such determination is being made:

      Period                                                      Ratio
      ------                                                      -----
      First 24 months from and including the Issuance Date      2.00 to 1
      Thereafter                                                2.25 to 1

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      and  (c)  except  in the  case  of  Permitted  Indebtedness  and  Acquired
      Indebtedness, such Indebtedness created, incurred, assumed or guaranteed pursuant to this paragraph: (i) has an Average Life to Stated Maturity that exceeds the remaining Average Life to Stated Maturity of the Securities and (ii) has a Stated Maturity for its final scheduled principal payment later than the stated Maturity for the final scheduled principal payment of the Securities, provided, that Indebtedness, other than Permitted Indebtedness, to be incurred in accordance with this paragraph by Trump Atlantic City Associates and its Subsidiaries may only be incurred to the extent such incurrence is permitted under Section 5.11 of the First Mortgage Note Indenture.

     SECTION 3.26 Clause (iii) of Section 5.13 of the Indenture is hereby amended to read in its entirety as follows:

          (iii) restrictions with respect to Trump Atlantic City Associates and its Subsidiaries contained in the First Mortgage Note Indenture and the First Mortgage Note Documents and in any other agreement pursuant to which Trump Atlantic City Associates and its Subsidiaries incur Indebtedness in compliance with the terms of the First Mortgage Note Indenture and the First Mortgage Note Documents.

     SECTION 3.27 Section 5.13 of the Indenture is hereby amended by adding the following immediately preceding the period at the end of the Section.

     and (vii) restrictions imposed by Gaming Authorities on the payment of dividends by entities holding Gaming Licenses.

     SECTION 3.28 Section 5.19 of the Indenture is hereby amended to read in its entirety as follows:

          Other than employment agreements in the ordinary course of business consistent with industry practice (including for the purposes of this Indenture, the Trump Executive Agreement) and approved by the compensation committee of Trump Hotels & Casinos, the Company will not, and will not permit any of the Subsidiaries to, enter into any management, services or consulting agreement with Trump or any Affiliate of Trump, other than the Services and License Agreement; provided that no Services Fee thereunder shall be paid (i) to any person other than the Company or a Subsidiary if the Services and License Agreement is assigned or transferred by Trump Plaza Management Corp. or (ii) to Trump Plaza Management Corp. or to Trump or any other Affiliate of Trump other than the Company or a Subsidiary of the Company after expiration (including all renewal periods currently contained therein) or termination of the Super Puma Helicopter Lease.

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

      The Company will not, and will not permit the Subsidiaries to, pay any Services Fee under the Services and License Agreement to Trump Plaza Management Corp. or pay or reimburse any expenses relating thereto if a Default or Event of Default has occurred and is continuing. The terms of the Services Agreement shall not be amended to increase the amounts to be paid thereunder in the aggregate or on any particular date, or in any other manner which would be adverse to the Company or its Subsidiaries.

     SECTION 3.29 Section 7.1 of the Indenture is hereby amended by replacing clause (h) thereof in its entirety with the following:

     (h) the revocation, suspension or involuntary loss of any Permit which results in the cessation of a substantial portion of the operations of the Casino Hotel or the Taj Mahal Casino & Resort or, after same has opened for business, the Indiana Riverboat Casino for a period of more than 90 days.

     SECTION 3.30 Section 10.4 of the Indenture is hereby amended by replacing the third paragraph thereof in its entirety with the following:

          After an amendment, supplement or waiver becomes effective, it shall bind every Securityholder, unless it makes a change described in clause (a) of Section 10.2, in which case, the amendment, supplement or waiver shall bind only each Holder of a Security who has consented to it and every subsequent Holder of a Security or a portion of a Security that evidences the same (or a portion of the same) debt as the consenting Holder's Security with respect to which a consent was given, provided, that any such waiver shall not impair or affect the right of any Holder to receive payment of principal and premium of and interest on a Security, on or after the respective dates set for such amounts to become due and payable expressed in such Security, or to bring suit for the enforcement of any such payment on or after such respective dates.

     SECTION 3.31 Section 12.15 of the Indenture is hereby amended to read in its entirety as follows:

     SECTION 12.15 Gaming Laws.

     This Indenture, the Collateral Documents, the Securities and the security interests thereunder are subject to the Casino Control Act of the State of New Jersey, the Riverboat Gambling Act of the State of Indiana and the Gaming Control Act of the State of Mississippi and the rules and regulations thereunder (the "Gaming Regulations") (and each Issuer represents and warrants that all requisite approvals thereunder have been obtained), and the exercise of remedies under the Collateral Documents with respect to the Collateral will be subject to the Gaming Regulations.

                                  ------------

     This Supplemental Indenture is executed by the Issuers and the Trustee pursuant to the provisions of Article X of the Indenture, and the terms and conditions hereof shall be, and shall from and after the date hereof be deemed to be, part of the terms and conditions of the Indenture for any and all purposes, subject to Section 1.7 hereof. The Indenture as amended by this Supplemental Indenture is in all respects confirmed and preserved.

     This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one in the same instrument.

                                    SIGNATURE

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

                                     TRUMP HOTELS & CASINO RESORTS
                                     HOLDINGS, L.P.

                                     By:  TRUMP HOTELS & CASINO
                                          RESORTS, INC., its general partner



                                     By:
                                        --------------------------------
                                        Name: Robert M. Pickus
                                        Title:   Executive Vice President

Attest:
       -------------------------

                                     TRUMP HOTELS & CASINO RESORTS
                                     FUNDING, INC.



                                     By:
                                        ---------------------------------
                                        Name:  Robert M. Pickus
                                        Title:   Executive Vice President

Attest:
       -------------------------

                                     FIRST BANK NATIONAL ASSOCIATION,
                                         Trustee



                                     By:
                                        ----------------------------
                                        Name:  Richard H. Prokosch
                                        Title: Trust Officer

Attest:
       -------------------------